Exhibit 4.31

AGENCY AGREEMENT No. 55-06-23

City of	“ 9 ” June 2006

This Agreement is entered into by Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director D.Ye. Yerokhin, authorized to act by the Charter, on the one part, and “Southern Telecommunications Company”, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director G.A. Romsky, authorized to act by the Charter, on the other part, hereinafter collectively referred to as the “Parties”, as follows:

SECTION I. GENERAL PROVISIONS

1.         TERMS AND DEFINITIONS

In this Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Agreement:

1.1.     “Agreement” shall mean the Agreement including all Appendices, Revisions, Addenda and Additional Agreements.

1.2.     “Associated Operator” shall mean a telecommunications operator who meets all of the following criteria:

1. (i) its telecommunication network is connected to the Operator’s network at a local or a zonal level, or

(ii)                        a telecommunications operator whose telecommunication network is connected to another telecommunications operator’s network which is connected to the Operator’s network at a local or a zonal level,

2. any long-distance and international traffic generated inside such operator’s network is routed via the Operator’s network and Rostelecom network,

3. such operators provide their users with access to long-distance and international telephone communication service offered by Rostelecom

4. This Operator is not specified in the List of Associated Operators included in Additional Agreement No.                 to Contract No.                 dt.                 entered into by and between Rostelecom and the Operator.

1.3.     “Users” shall mean legal entities, including subscribers who order and/or use telecommunications service offered by Rostelecom via the Operator.

1.4.     “Billing period” – shall mean a calendar month immediately following the Reporting Period.

1.5.     “Reporting Period” shall mean a calendar month immediately following the one in which agreements with Associated Operators and Users are entered into by the Operator on behalf and at the expense of Rostelecom.

2.         SUBJECT MATTER

2.1.         Pursuant to this Agreement, the Operator undertakes to perform the following legal and other acts, on behalf and at the expense of Rostelecom:

2.1.1.      enter into agreements, on behalf of Rostelecom, using one of the forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, with each of Associated Operators, except as expressly provided for in paras 6.2., 6.7. and 6.9. below.

2.1.2.      to conclude on behalf of Rostelecom in the form specified in Appendix 2 to this agreement the agreements for long distance and international communication services rendered by Rostelecom to the User

2.1.3.      where required in connection with the entering into agreements referred to in para. 2.1.1. above, negotiate with all Connection Operators to agree on the terms and conditions of agreements provided in Appendix No. 1 hereto, and generally to do anything as may be necessary to assure that such agreements are entered into with Associated Operators.

3.         GENERAL REQUIREMENTS TO THE FULFILLMENT OF THE COMMISSION

3.1.     Agreements with Associated Operators as referred to in para. 2.1.1. above shall be entered into with each of the Associated Operators, except as expressly provided for in paras 6.2., 6.7. and 6.9. below, and further with the exception of:

3.1.1.      Associated Operators whose telecommunication networks are effectively connected to the Operator’s network as of the effective date of this Agreement – until the moment when a network connection agreement is entered into between the Operator and the respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network connection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users;

3.1.2.      other Connection Operators, with the exception of those referred to in para. 3.1.1. – concurrently with a network interconnection agreement being entered into between the Operator and respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network connection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users.

3.2.     Where a Form 1 or a Form 2 agreement referred to in para. 2.1.1. is entered into with Associated Operators, the Operator shall not depart from the terms and conditions of such agreements as stated in Form 1 or Form 2, respectively, of Appendix No. 1 hereto. If the Associated Operator refuses to enter into an agreement on terms and conditions set forth in Form 1 or Form 2 of Appendix No. 1 to this Agreement, proposing amendments to such terms and conditions, the Operator shall not agree to such amended terms and conditions without Rostelecom’s prior written consent.

3.3.     Where an agreement referred to in para. 2.1.2 is entered into with Users, the Operator shall not depart from the terms and conditions of such an agreement as set forth in Appendix No. 2 hereto.

SECTION II. ENTERING INTO AGREEMENTS WITH ASSOCIATED OPERATORS

4.         AGREEMENT OFFERINGS

4.1.     Within fifteen (15) days after the effective date of this Agreement, the Operator shall submit to Rostelecom a list of Associated Operators (see Appendix No. 4) specifying trade name, legal and actual address, based on information available with the Operator, with which agreements are to entered into using forms provided in Attachment No. 1.

4.2.     Within ten (10) days after the effective date of this Agreement, Rostelecom shall issue a power of attorney to the Operator authorizing the latter to perform actions described in para. 2.1 above. of this Agreement. Of this Contract such power of attorney shall be with the right of sub-delegation.

4.3.     Within ten (10) days after receipt of the power of attorney from Rostelecom as referred to in para. 4.2. above, the Operator shall send each Associated Operator a cover letter with a binding offer prepared based on Form 1 and a binding offer prepared based on Form 2 as provided in Appendix No. 1 hereto (hereinafter collectively the “Offers” and separately “Binding Offer”) attached, each in three counterparts. Each counterpart of the Offers so given shall be signed by the Operator’s authorized signatory. Also, a copy of the power of attorney referred to in para. 4.2. hereof shall be enclosed with the Offers.

4.4.     A cover letter to the Associated Operator referred to in para. 4.3. above shall contain the following:

4.4.1.      An offer to the Associated Operator to accept either of the proposed Binding Offer options (Form 1 or Form 2), at the Associated Operator’s discretion.

4.4.2.      a reasonable time period for the acceptance of the Binding Offer. Such time period shall be determined by the Operator at its discretion, provided that it shall not exceed thirty (30) days after the date on which the Offers are sent to the Associated Operator.

4.4.3.      Acceptance format requirements as defined in para. 5.1 hereof.

Within three (3) business days after expiration of the time period referred to in para. 4.3, the Operator shall submit a report on Offers sent to Associated Operators, which report shall be sent by e-mail as an Excel attachment to Alexey.Statsenko@rt.ru or by fax to No. (863)266-50-87 in the format provided in Appendix No. 3.

5.         ACCEPTANCE

5.1.     An acceptance of a Binding Offer by a Associated Operator shall only be acknowledged by the Operator if executed in the following manner and with the time period allowed for such acceptance in the cover letter pursuant to para. 4.4.1 above, and in particular provided that:

• the Associated Operator submitted two counterparts of accepted Binding Offer signed by an authorized representative of the Associated Operator and verified with the Associated Operator’s seal.

5.2.     If the Associated Operator accepts one of the Offers sent to it, one counterpart of the binding agreement signed by the Operator and the Associated Operator shall be submitted to Rostelecom within five (5) business days after the date on which such documents are received by the Operator from the Associated Operator.

5.3.     This Agreement may provide for circumstances (see Article 6 below) in which the Operator may be obligated to acknowledge acceptance of a Binding Offer executed in a manner inconsistent with the provision of para. 5.1 hereof.

6.         NO ACCEPTANCE

6.1.     If a Associated Operator to whom Offers were given does not accept either of them, then, pursuant to the terms and conditions stated in Article 5 of this Agreement, the Operator shall notify Rostelecom to that effect within time frames referred to in paras 6.2, 6.7, 6.9 below and shall concurrently provide Rostelecom with the following information:

•      Associated Operator’s trade name;

•      Associated Operator’s legal and physical addresses;

•      Names of contact persons;

•      Grounds or reasons for disagreement, if the Associated Operator submitted a letter to the Operator stating reasons for its disagreement with the proposed agreement;

•      Contact telephones, faxes, e-mail address.

6.2.     If within the time period provided for acceptance of the Binding Offer by the Associated Operator, the Operator receives a message from the Associated Operator stating its refusal to enter into the agreement or its intent to enter into an agreement whereof subject matter is different from that stated in Form 1 or Form 2 of Appendix No. 1, or if no message related to the Binding Offer is received by the Operator or Rostelecom, the Operator shall notify Rostelecom to that effect within three (3) business days after the expiration of the time period provided for acceptance by the Associated Operator. The Operator shall be discharged from its agency commission with respect to the relevant Associated Operator as from the moment when the information referred to in para. 6.1. is sent to Rostelecom.

6.3.     If within the time period provided for acceptance of the Binding Offer by the Associated Operator, the Operator receives a message from the Associated Operator stating its willingness to enter into the agreement on terms and conditions (other than subject matter) different from those stated in Form 1 or Form 2 of Appendix No. 1, i.e. a counter-offer, the Operator shall notify

Rostelecom to that effect within three (3) business days after the expiration of the time period provided for the acceptance by the Associated Operator.

6.4.     Within ten (10) days after receipt of notice from the Operator as referred to in para. 6.3., Rostelecom shall notify the Operator of its full or partial consent or refusal to give consent to the Associated Operator’s counter-proposals.

6.5.     If full consent to the Associated Operator’s counter-proposals is given by Rostelecom, the Operator shall accept the Associated Operator’s counter-offer; in case of Rostelecom’s partial consent or refusal to give consent to the Associated Operator’s counter-proposals, the Operator shall negotiate with the Associated Operator to agree on the terms and conditions of the Binding Offer which were not accepted by the Associated Operator. Maximum duration of such negotiations shall not exceed fifteen (15) days after their commencement date. The Operator shall notify Rostelecom of the results of such negotiations within three (3) business days after their completion. If as the result of such negotiations the Associated Operator gave full consent to the terms and conditions of the Binding Offer based on either Form 1 or Form 2 as provided in Appendix No. 1 and accepted such Binding Offer, the Operator shall, concurrently with the negotiations results notice, submit documents referred to in para. 5.2 hereof to Rostelecom of this Agreement.

6.6.     If as the result of such negotiations, the Associated Operator did not give full consent to the terms and conditions of the Binding Offer based on either Form 1 or Form 2 as provided in Appendix No. 1, Rostelecom shall within five (5) business days after receipt of the negotiations result notice from the Operator as provided for in para. 6.5. hereof, shall resolve upon whether entering into an agreement with the Connected Operator on the terms and conditions proposed by the latter (i.e. acceptance of counter-offer) is possible.

6.7.     If Rostelecom notifies the Operator within the time period referred to in para. 6.6. hereof of its willingness to enter into the agreement on the terms and conditions proposed by the Associated Operator, the Operator shall enter into an agreement with the Associated Operator on the terms and conditions agreed upon as the result of negotiations, accept the Associated Operator’s counter-offer and submit originals of executed agreement and/or documents evidencing the entering into such agreement with the Associated Operator on such terms and conditions within three (3) business days. If Rostelecom notifies the Operator within the time period referred to in para. 6.6. above of its decision not to enter into the agreement on the terms and conditions proposed by the Associated Operator, the Operator shall be relieved from its agency commission with respect to the relevant Associated Operator as from the moment of receipt of such notice.

6.8.     If within the time period provided for the acceptance of the Binding Offer by the Associated Operator the latter gives full and unconditional acceptance of the Binding Offer whether based on Form 1 or Form 2, but other than in compliance with the Binding Offer acceptance requirements set forth in Article 5, the Operator shall notify Rostelecom to that effect within three (3) days after receipt of such acceptance of the Binding Offer from the Associated Operator. Rostelecom shall, within three (3) days after receipt of such notice from the Operator, determine whether such acceptance is to be considered valid and sufficient and shall notify the Operator of such a determination.

If the Associated Operator gives full and unconditional acceptance of the Binding Offer whether based on Form 1 or Form 2, but with a delay of not more than 30 days, and provided no other breach of Binding Offer acceptance requirements exists, Rostelecom shall determine that such acceptance is to be considered valid and sufficient, and shall take action described in para. 6.9 below.

6.9.     If Rostelecom determines acceptance to be valid and sufficient, the Operator shall, within three (3) business days after receipt of a notice from Rostelecom stating such determination, submit documents to Rostelecom evidencing the entering into an agreement on terms and conditions as set forth in Form 1 or Form 2 of Appendix No. 1 to this Agreement. If Rostelecom determines acceptance by the Associated Operator to be invalid and/or insufficient, the operator shall, within three (3) business days after receipt of a notice from Rostelecom stating such determination, give a message to the Associated Operator requiring it to give acceptance on the terms and conditions provided in para. 5.1 above. If the Operator does not receive from the Associated Operator acceptance of the Binding Offer on the above terms and conditions and before expiration of the time period provided for such acceptance, the Operator shall be relieved from its agency commission with respect to the relevant Associated Operator.

SECTION III. CONCLUDING AGREEMENTS WITH USERS

7.         CONCLUDING AGREEMENTS WITH USERS

7.1.     Whenever any User (or its properly authorized representative) applies to the Operator for an agreement for provision by Rostelecom of long-distance and international telecommunications service, the Operator shall forthwith enter into an agreement with such User in accordance with the form provided in Appendix No. 2 to this Agreement.

7.2.     The agreement with the User is signed in three copies and sealed with the stamps of its parties. One counterpart shall be relevant to the respective User, and another one shall be forwarded to Rostelecom within five (5) days after the date on which such agreement is entered into and in any case not later than on the 1st day of the month following the month in which such agreement was signed with the User.  The remaining counterpart is kept with the Operator.

SECTION IV. MISCELLANEOUS

8.         AGENCY FEE AND REIMBURSEMENT OF AGENT’S EXPENSES

8.1.     In consideration of performance, by the Operator, of its agency commission hereunder, Rostelecom shall pay agency fees to the Operator as follows:

8.1.1. For each agreement entered into with a Associated Operator pursuant to para. 2.1.1. of this Agreement, Rubles twenty thousand (21,000) if the agreement is entered into in accordance with Form 1 of Appendix No. 1, or Rubles forty thousand (42,000) if the agreement is entered into in accordance with Form 2 of Appendix No. 1, provided that:

a) the agreement is entered into by the Operator on the terms and conditions set forth in respective forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, or

b) the agreement is entered into by the Operator on terms and conditions different from those set forth in Appendix No. 1 hereto, based on a determination made by Rostelecom in accordance with paras 6.6. and 6.7.

The fee is specified net of VAT which shall be calculated at a rate applicable at the time when appropriate invoice is issued

8.1.2. For each agreement concluded with the user according to the paragraph 2.1.2. of the agreement one time payment in amount 500 rubles plus 5% (five percent) from the invoice for the services of OAO “Rostelecom” rendered to the user for the second full calendar month of the agreement concluded with the User according to paragraph 2.1.2. of the Agreement)

8.2.     Rostelecom further undertakes to reimburse the Operator for any properly evidenced expenses incurred by it in connection with performance of its agency commission hereunder.

9.         REPORTS AND MUTUAL SETTLEMENTS PROCEDURE

9.1.     Mutual settlements shall be effected on a monthly basis, pursuant to this Agreement and on the basis of the Operator’s Agency Report (the “Operator’s Report”) substantially in the form provided in Appendix No. 3.

9.2.     The Operator shall, before the 8th day of the Billing Period, submit the Operator’s Report, together with a bill and invoice, to Rostelecom. These documents shall also be supported by originals of source documents evidencing expenses incurred by the Operator to perform its agency commission hereunder. Copies of the Operator’s Report, bills and invoices shall be given to Rostelecom by a facsimile transmission with confirmation report, while original documents shall be sent by registered mail with receipt acknowledged. The date of facsimile transmission shall be the effective date of documents delivery.

9.3.                Rostelecom shall review the documents submitted by the Operator and, provided it does not have any objections, shall approve the Operator’s Report within two (2) business days after the receipt of the Operator’s Report. If Rostelecom has objections against the documents submitted by the Operator, Rostelecom shall give written notice to the Operator of such objections within two (2) business days after receipt of documents by facsimile.  In any such case, Rostelecom shall approve the Operator’s Report with such objections. A copy of the approved Operator’s Report shall be given to the Operator by facsimile, while original documents shall be sent by registered mail with receipt acknowledged.

9.4.                Rostelecom shall, within ten (10) days after approval of the Operator’s Report, pay the Operator agency fee calculated in accordance with para. 8.1. hereof, and shall reimburse the Operator for any and all properly evidenced expenses incurred by the Operator in connection with performance of its agency commission hereunder. If the Operator’s Report is approved with objections, payment shall be limited to the uncontested amount.

9.5.                To eliminate objections against the documents submitted by the Operator, the Parties shall, within 10 business days after the date when Rostelecom gives written notice of such objections to the Operator, hold negotiations and shall reconcile / analyze their respective data. Based on the results of such reconciliation, the Parties shall execute a Report of reconciliation of mutual accounts (the “Reconciliation Report”) and, where necessary, shall adjust payments due for future Billing Periods. By signing the Reconciliation Report between the Parties, Rostelecom shall acknowledge approval of the Operator’s Report.

9.6.                Quarterly and upon necessity Rostelecom and the Operator perform the inspection of mutual settlements. The Reconciliation Report of Mutual Settlements is drawn up by the party concerned in two counterparts and signed by the authorized representatives of the Parties. The Party to which a Reconciliation Report is given shall either sign the Reconciliation Report or raise objectives regarding reliability of the information contained therein within twenty (20) days after the date on which the Reconciliation Report is sent.

10.                   RESPONSIBILITY OF PARTIES

10.1.         The Parties shall be held responsible for their failure to perform, or improper performance, of their respective obligations hereunder in the manner and within the scope as provided for by the applicable law of the Russian Federation and this Agreement.

10.2.         Indemnity shall be given for actual damage inflicted upon the other Party by the Party’s failure to perform or improper performance of its obligations hereunder.

10.3.         If either Party breaches any deadline for the performance of its obligations hereunder, or performs such obligations in an unsatisfactory manner, the delinquent Party shall pay the other Party, upon the latter’s request, a penalty of 0.01% of the total agency fee specified in paras 8.1.1 and 8.1.2. above in respect of the calendar month during which such breach occurred, for each day of a delay with proper performance of its obligations, but not more than 10% of such agency fee amount.  The penalty shall be paid within 10 days after receipt of an appropriate request from the other Party.

11.                   CONFIDENTIALITY

11.1.         The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. 60-06-30 entered into by the Parties on                           2006.

11.2.         Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

12.      EFFECTIVE PERIOD AND TERMINATION PROVISIONS

12.1.         This Agreement is entered into for one year and shall take effect from the moment when it is signed by the Parties. Any of the Parties may, at least 90 (ninety) calendar days prior to the expiry of this Agreement, declare its intention to prolong this Agreement for the next year or execute a new agreement with the same subject matter, but on different terms and conditions. Subject to the consent of the other Party, this Agreement may be prolonged by an additional agreement by and between the Parties, or the Parties may execute a new agreement with the same subject matter, but on different terms and conditions. The effective term of this Agreement is prolonged until the date of execution of such new agreement, or of the additional agreement by and between the Parties, but in any event for a period not exceeding 3 calendar months following the expiry of this Agreement. In case of signing of the agreement without the approval of the competent management bodies of the parties the agreement enters into force from the date the competent management bodies approve the agreement by their resolution according to the legislation of the Russian Federation

12.2.         Early termination of this Agreement shall be possible upon mutual consent of the Parties or for other causes provided for by the applicable law of the Russian Federation.

12.3.         Upon termination of this Contract, the Parties shall settle mutual accounts within thirty days after the termination date.

12.4.         The validity of the agreement covers actual relations of the parties appearing from January 01, 2006

13.                   MISCELLANEOUS

13.1.         This Agreement is prepared in two counterparts of equal legal effect, one counterpart for each Party.

13.2.           Neither Party shall assign any of its rights and obligations hereunder within prior written consent of the other Party.

13.3.         Each Party acknowledges the other Party’s rights to all brands, trademarks and names and covenants not to make any use thereof within prior written consent. The covenants undertaken herein shall survive termination of this Agreement.

13.4.         Authority to enter into agreements with Associated Operators in accordance with the form provided in Attachment No. 1 shall not be delegated to any third parties within Rostelecom’s consent.

13.5.         Any notices and communications may be given by the Parties via facsimile, electronic mail, registered mail or courier delivery service with receipt acknowledged.  A delivery confirmation generated by appropriate e-mail software or, in case of facsimile transmission of a notice, a copy of the notice with sender’s fax machine stamp (report) evidencing normal transmission to proper telephone number, shall be sufficient evidence of delivery.

13.6.         List of Appendices:

Appendix No. 1 Agency Agreement Forms (Form 1 and Form 2).

Appendix No. 2. Form 1 of Agreement on long-distance and international telecommunications.

Appendix No.3 Operator’s Agency Report under Agreement No.55-06-03 dt.                    .2006 for month (Reporting Period).

Appendix No. 4 List of Associated Operators

13.7.         Either Party to this Agreement may propose amendments hereto. Any amendments and addenda properly agreed upon and executed shall constitute integral parts of this Agreement.

14.      SIGNATURES OF PARTIES

OAO Rostelecom:

Legal address: 5, Delegatskaya st., Moscow 127047

Physical address: 152, Pushkinskaya st., Rostov-on-Don 344006

Bank details:

Acc. 40702810652000101690

with South Western branch of SB RF, Rostov-on –Done

Correspondent account: 30101810600000000602,

BIK 046015602, TIN 7707049388,

OKONKh 52300, OKPO 01152551,

KPP 774050001

General Director

OAO Rostelecom

                             D.Ye. Yerokhin

                              2006

Seal here

OJSC Southern Telecommunications
Company:

Legal address: 66, Karasunskaya, Krasnodar, 350000

Postal address: 66, Karasunskaya, Krasnodar, 350000

Bank details:

Acc 40702810330010120048 with Krasnodar
Branch of SB 8619, Krasnodar

Correspondent account: 30101810100000000602

BIK 040349602, TIN 2308025192,

OKPO 01151037, KPP 997750001

General Director

OJSC Southern Telecommunications
Company

                                     G.A. Romsky

                           2006

  Seal here

APPENDIX NO. 3
to Agency Agreement

No. 55-06-03 dt.                    2006

Operator’s Agency Report

Under Contract No.                   dt.

for                              month (reporting period) of

Form 1. Operator’s Report on Telecommunications agreements entered into with Users during the Reporting Period pursuant to para. 2.1.2. of this Agreement.

Number of agreements entered into with Telecommunication Services Users	total
Number of agreements entered into in the Reporting Period
Number of terminated agreements for the reporting period in case of appeal of the User to the Operator

Form 2. Operator’s Report on Agency Agreements entered into with Associated Operators during the Reporting Period pursuant to para. 2.1.1.   of this Agreement.

	Number of agreements entered into with Associated Operators	total
1	Form 1 (Appendix 1)-based

1.1.	Number of agreements entered into in the Reporting Period

1.2.	Number of terminated agreements for the reporting period in case of appeal of the User to the Operator

2.	Form 2 (Appendix 1)-based

2.1.	Number of agreements entered into in the Reporting Period

2.2.	Number of terminated agreements for the Reporting Period in case of appeal of the User to the Operator

3.	General amount of Agreements entered into with the associated operators for the reporting period (paragraph 1.1+ paragraph 2.1)

Form 3. List of Associated Operators with whom agency agreements have been entered into in the manner prescribed by para. 2.1.1. of this Agreement.

Ref. No.	Associated Operator’s trade name	Agreement form	Date of entry	Number of agreement

Form 4. Determination of fee for agreements entered into with Users – Legal Entities during the Reporting Period

Ref. No.	Corporate user name (user – legal entity)	INN	Date of Agreement conclusion	Bill-to party’s unique identifier (to fill out, use algorithm described in notes to forms provided in Appendix No. 4 to the Assistance Agreement)	Revenue earned in service provision by Rostelecom during the Reporting Period, in RUR (net of VAT)	Agency fee fixed component, RUR	Agency fee variable component, %	Agency fee variable component, RUR	Agent’s fee, RUR (net of VAT)
1	OOO Ptitsefabrika (example)	785425254		565475856	100,000	500	5%	5,000	5 500

Form 5. Determining of remuneration for the agreements entered into with the associated operators in the Reporting Period

Agreements entered into during Reporting Period (by types)	Total entered into during Reporting Period	Amount of remuneration 1 (one) agreement, rubles.	Total amount, in RUR, net of VAT
With associated operators (form 1)
With associated operators (form 2)
Total

Operator’s fee is RUR net of VAT
VAT amount @ 18% is RUR
Total Operator’s fee is RUR including VAT

For Rostelecom:	For Operator:
General Director	General Director
OAO Rostelecom	OJSC STC

D.Ye. Yerokhin	G.A. Romsky
2006	2006
Seal here	Seal here

APPENDIX NO. 4
To Agency Agreement

No. 55-06-03 dt.              2006

List of Associated Operators

Ref. No.	Operator’s full name	Operator’s trade name	License number	Legal address	Physical address
1.
2.
3.

For OAO Rostelecom:	For Operator:
General Director	General Director
OAO Rostelecom	OJSC STC

D.Ye. Yerokhin	G.A. Romsky
2006	2006
Seal here	Seal here